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                                                                      EXHIBIT 11

                                  MIZAR, INC.

                        COMPUTATION OF PER SHARE INCOME

               FOR THE YEARS ENDED JUNE 30, 1997,  1996 AND 1995
                   (in thousands, except per share amounts)

                                                                                        1997        1996       1995
                                                                                       -------    -------    -------
PRIMARY INCOME PER SHARE:
     Net income                                                                        $   179    $ 3,274    $ 2,654
                                                                                       =======    =======    =======


     Weighted average shares outstanding                                                 4,950      4,543      3,203

     Effect of common stock equivalents:
               Options granted                                                             742        806      1,146
               Weighted average exercised options outstanding for portion of period,
                     net of equivalent shares purchased at average fair market value         1         98          -
               Effect of using option proceeds to repurchase common stock at
                     average fair market value                                            (218)      (131)      (437)
                                                                                       -------    -------    -------
                                                                                           525        773        709
                                                                                       -------    -------    -------
                                 Total common stock equivalents                          5,475      5,316      3,912
                                                                                       -------    -------    -------

Primary income per share                                                               $  0.03    $  0.62    $  0.68
                                                                                       =======    =======    =======
FULLY DILUTED INCOME PER SHARE:
     Total weighted average shares from above                                            5,475      5,316      3,912

     Effect of using year-end vs. average market price                                       -          -        112
     Effect of conversion of subordinated debentures                                         -        216        891
                                                                                       -------    -------    -------

                                 Total common stock equivalents                          5,475      5,532      4,915
                                                                                       -------    -------    -------

Net income                                                                                 179      3,274      2,654

Adjustment to net income for interest on subordinated debentures                             -         46        102
                                                                                       -------    -------    -------

Net income, as adjusted                                                                $   179    $ 3,320    $ 2,756
                                                                                       -------    -------    -------

Fully diluted income per share                                                         $  0.03    $  0.60    $  0.56
                                                                                       =======    =======    =======
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